UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2026

ENNIS, INC.

(Exact name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy.
Midlothian, Texas		76065
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 972 775-9801

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $2.50 per share	EBF	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) The Company held its Annual Meeting of Shareholders on July 16, 2026. There were 25,298,272 eligible votes, with 22,378,092 votes being cast, or 88.5%.

(b) Proxies for the meeting were solicited pursuant to Regulation 14A; there was no solicitation in opposition to management’s nominees for directors listed in the Proxy Statement and all such nominees were elected.

1.
Proposal to elect Aaron Carter, Gary S. Mozina and Keith S. Walters as directors to hold office until the 2029 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, and to elect Michael D. Magill as a director to serve until the 2028 Annual Meeting of Shareholders and until his successor is duly elected and qualified. The voting results for each nominee were as shown below:

	Votes Cast			Broker
Nominees for Director	For	Against	Abstain	Non-Votes
Keith S. Walters	18,798,850	473,012	32,431	3,073,799
Aaron Carter	17,235,677	2,035,656	32,960	3,073,799
Gary S. Mozina	18,804,446	339,127	160,720	3,073,799
Michael D. Magill	9,173,926	9,966,712	163,655	3,073,799

Aaron Carter, Gary S. Mozina and Keith S. Walters were elected at the Annual Meeting. Mr. Magill did not receive a majority of votes cast in the uncontested election. Pursuant to the Company’s Bylaws, after the meeting, Mr. Magill voluntarily tendered his resignation to the Board of Directors (“Board”) for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee, and with Mr. Magill recusing himself from the deliberations, assessed the appropriateness of Mr. Magill's continuing to serve as a director and recommended to the Board that Mr. Magill’s resignation be rejected. Following the recommendation of the Nominating and Governance Committee, the Board rejected Mr. Magill’s resignation. Accordingly, Mr. Magill will continue to serve as a director.

The following directors’ terms of office as director continued after the Annual Meeting of Shareholders:

Barbara T Clemens; Walter D. Gruenes; Troy L. Priddy; Alejandro Quiroz; and Margaret A. Walters.

2.
Selection of CohnReznick, LLP as the Company’s independent registered public accounting firm for the fiscal year ending 2027.

Votes Cast
For	Against	Abstain
22,260,285	68,272	49,535

3.
To approve a non-binding advisory vote on executive compensation.

Votes Cast			Broker
For	Against	Abstain	Non-Votes
18,449,671	600,522	254,099	3,073,799

Item 8.01 Other Events

As disclosed under Item 5.07 of this Current Report, Michael D. Magill did not receive a majority of the votes cast in the uncontested election of directors at the Company's 2026 Annual Meeting of Shareholders. In accordance with Article II, Section 7(a) of the Company's Bylaws, Mr. Magill voluntarily tendered his resignation to the Board for consideration by the Nominating and Governance Committee. Following the recommendation of the Nominating and Governance Committee, and with Mr. Magill recusing himself from all deliberations, the Board unanimously determined to reject Mr. Magill's resignation.

In reaching its determination, the Board considered the circumstances surrounding the shareholder vote, including the recommendation issued by Institutional Shareholder Services ("ISS"). The Board determined, based on the information available to it, that ISS’s recommendation against Mr. Magill was based on incorrect information about Mr. Magill’s independent status with the Company and, as a result, was a significant factor driving the negative vote. ISS asserted that Mr. Magill did not qualify as an independent director and should not serve on Board committees because he was a former Ennis employee. However, per the controlling New York Stock Exchange Rules, a former employee can be considered independent after a three-year cooling off period. ISS failed to report that Mr. Magill was well past that cooling-off period when he was appointed to the Board and then presented for shareholder approval. Mr. Magill also satisfies all other NYSE and SEC tests for director independence. Mr. Magill retired from the Company effective December 31, 2021, and the Board previously determined that he is independent under the governing NYSE standards and eligible to serve on both the Audit Committee and the Compensation Committee. These considerations were also described in the Company's supplemental proxy materials filed on July 7, 2026.

In evaluating whether Mr. Magill should continue to serve, the Board determined that he has no material relationship with the Company, and also considered other facts and circumstances, including his integrity, judgment, industry knowledge, and extensive executive leadership experience. Mr. Magill is the former Chief Executive Officer of a print manufacturing company that competed with the Company and, together with his service at Ennis, possesses decades of experience in the printing industry. Since joining the Board, Mr. Magill has provided valuable insight and independent judgment in fulfilling the Board's oversight responsibilities. The Board also considered that replacing Mr. Magill under these circumstances would deprive shareholders of an experienced, independent director whose qualifications and industry expertise the Board believes continue to benefit the Company and its shareholders.

After considering all relevant facts and circumstances, the Board further determined that retaining Mr. Magill promotes continuity in the Board’s oversight of the Company’s business and governance, serves the best interests of the Company and its shareholders, and appropriately balances the expressed shareholder vote with the Board’s fiduciary obligations. Accordingly, the Board accepted the recommendation of the Nominating and Governance Committee and rejected Mr. Magill's tendered resignation. Mr. Magill will continue to serve as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ennis, Inc.

Date:	July 17, 2026	By:	/s/ Vera Burnett
Vera Burnett Chief Financial Officer